PATRIOT BANK CORP.
                             High & Hanover Streets
                         Pottstown, Pennsylvania 19464
                                 (610) 323-1500

                                 March 20, 1998

Fellow Stockholders:

You are cordially invited to attend the annual meeting of stockholders (the "Annual Meeting") of Patriot Bank Corp. and subsidiaries (the "Company"), which will be held on April 23, 1998, at 2:00 p.m., Eastern Standard Time, at Brookside, Prospect and Adams Streets, Pottstown, Pennsylvania.

The attached notice of the annual meeting and the proxy statement describe the formal business to be transacted at the annual meeting. Directors and officers of the Company, as well as a representative of Grant Thornton LLP, the Company's independent auditors for 1997, will be present at the Annual Meeting to respond to any questions that our stockholders may have regarding the business to be transacted.

The Board of Directors of the Company has determined that the matters to be considered at the Annual Meeting are in the best interests of the Company and its stockholders. For the reasons set forth in the proxy statement, the Board unanimously recommends that you vote "FOR" each of the nominees as directors specified under Proposal 1 and "FOR" Proposals 2 and 3.

Please sign and return the enclosed proxy card promptly. Your cooperation is appreciated because a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

On behalf of the Board of Directors and all of the employees of the Company, we thank you for your continued interest and support.

                                          Sincerely yours,

                                          /s/ Gary N. Gieringer
                                          -------------------------------------
                                          Gary N. Gieringer
                                          Chairman of the Board and
                                          Chief Executive Officer


                                          /s/ Joseph W. Major
                                          -------------------------------------
                                          Joseph W. Major
                                          President, Chief
                                          Operating Officer and Director

                               PATRIOT BANK CORP.
                             High & Hanover Streets
                         Pottstown, Pennsylvania 19464
                                 (610) 323-1500

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          To Be Held on April 23, 1998

                            ------------------------

     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (the "Annual Meeting") of Patriot Bank Corp. (the "Company") will be held on April 23, 1998, at 2:00 p.m., Eastern Standard Time, at Brookside, Prospect and Adams Streets, Pottstown, Pennsylvania.

     The purpose of the Annual Meeting is to consider and vote upon the following matters:

          1. The election of two directors for terms of three years each or until their successors are elected and qualified;

          2. The approval of the Employee Stock Purchase Plan of the Company;

          3. The ratification of the appointment of KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year ending December 31, 1998; and

          4. Such other matters as may properly come before the meeting and at any adjournments thereof, including whether or not to adjourn the meeting.

     The Board of Directors has established March 10, 1998, as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournments thereof. Only recordholders of the common stock of the Company as of the close of business on such record date will be entitled to vote at the Annual Meeting or any adjournments thereof. In the event there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by the Company. A list of stockholders entitled to vote at the Annual Meeting will be available at Patriot Bank, High & Hanover Streets, Pottstown, Pennsylvania 19464, for a period of ten days prior to the Annual Meeting and will also be available at the Annual Meeting itself.

                                          By Order of the Board of Directors

                                          /s/ Paulette A. Strunk
                                          -------------------------------------
                                          PAULETTE A. STRUNK
                                          Secretary

Pottstown, Pennsylvania
March 20, 1998

                               PATRIOT BANK CORP.

                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 23, 1998

                            ------------------------

SOLICITATION AND VOTING OF PROXIES

     This proxy statement is being furnished to stockholders of Patriot Bank Corp. (the "Company") in connection with the solicitation by the Board of Directors ("Board of Directors" or "Board") of proxies to be used at the annual meeting of stockholders (the "Annual Meeting"), to be held on April 23, 1998 at 2:00 p.m. at Brookside, Prospect and Adams Streets, Pottstown, Pennsylvania and at any adjournments thereof. The 1997 Annual Report to Stockholders, including consolidated financial statements for the fiscal year ended December 31, 1997, accompanies this proxy statement, which is first being mailed to recordholders on or about March 20, 1998.

     Regardless of the number of shares of common stock owned, it is important that recordholders of a majority of the shares be represented by proxy or present in person at the Annual Meeting. Stockholders are requested to vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. Stockholders are urged to indicate their vote in the spaces provided on the proxy card. Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Where no instructions are indicated, signed proxy cards will be voted FOR the election of the nominees for director named in this proxy statement, FOR approval of the Employee Stock Purchase Plan, and FOR the ratification of KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year ending December 31, 1998.

     Other than the matters set forth on the attached Notice of Annual Meeting of Stockholders, the Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting. Execution of a proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting and at any adjournments thereof, including whether or not to adjourn the Annual Meeting.

     A proxy may be revoked at any time prior to its exercise by filing a written notice of revocation with the Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. However, if you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from your recordholder to vote personally at the Annual Meeting.

     The cost of solicitation of proxies on behalf of management will be borne by the Company. Proxies may also be solicited personally or by telephone by directors, officers and other employees of the Company without additional compensation therefor. The Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so.

VOTING SECURITIES

     The securities which may be voted at the Annual Meeting consist of shares of common stock of the Company ("Common Stock"), with each share entitling its owner to one vote on all matters to be voted on at the Annual Meeting, except as described below. There is no cumulative voting for the election of directors.

     The close of business on March 10, 1998 has been fixed by the Board of Directors as the record date (the "Record Date") for the determination of stockholders of record entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. The total number of shares of Common Stock outstanding on the Record Date was 4,355,876 shares.

     As provided in the Company's Certificate of Incorporation, recordholders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the "Limit") are not entitled to any vote in respect of the shares held in excess of the Limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as, by persons acting in concert with, such person or entity. The Company's Certificate of Incorporation authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the Limit to supply information to the Company to enable the Board of Directors to implement and apply the Limit.

     The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of Common Stock entitled to vote (after subtracting any shares in excess of the Limit pursuant to the Company's Certificate of Incorporation) is necessary to constitute a quorum at the Annual Meeting. In the event there are not sufficient votes for a quorum or to approve or ratify any proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

     As to the election of directors, the proxy card being provided by the Board of Directors enables a stockholder to vote "FOR" the election of the nominees proposed by the Board of Directors, or to "WITHHOLD" authority to vote for one or more of the nominees being proposed. Under Delaware law and the Company's bylaws, directors are elected by a plurality of votes cast, without regard to either (i) broker non-votes, or (ii) proxies as to which authority to vote for one or more of the nominees being proposed is withheld.

     As to the approval of the Employee Stock Purchase Plan and the approval of KPMG Peat Marwick LLP as independent auditors of the Company and all other matters that may properly come before the Annual Meeting, by checking the appropriate box, you may: (i) vote "FOR" the item; (ii) vote "AGAINST" the item; or (iii) "ABSTAIN" from voting on such item. Under the Company's bylaws, unless otherwise required by law, all such matters shall be determined by a majority of the votes cast, without regard to either (a) broker non-votes, or (b) proxies marked "ABSTAIN" as to that matter.

     Proxies solicited hereby will be returned to the Company's transfer agent, Registrar and Transfer Company, and will be tabulated by inspectors of election designated by the Board of Directors, who will not be employed by, or a director of, the Company or any of its affiliates. After the final adjournment of the Annual Meeting, the proxies will be returned to the Company for safekeeping.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information as to those persons believed by management to be beneficial owners of more than 5% of the Company's outstanding shares of Common Stock on the Record Date or as disclosed in certain reports regarding such ownership filed by such persons with the Company and with the Securities and Exchange Commission ("SEC"), in accordance with Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended ("Exchange Act"). Other than those persons listed below, the Company is not aware of any person, as such term is defined in the Exchange Act, that owns more than 5% of the Company's Common Stock as of the Record Date.

                                    NAME AND ADDRESS OF        AMOUNT AND NATURE OF            PERCENT
TITLE OF CLASS                       BENEFICIAL OWNER          BENEFICIAL OWNERSHIP            OF CLASS
--------------                      -------------------        --------------------            --------
Common Stock                  Patriot Bank                           441,414(1)                 10.1%
                              Employee Stock Ownership
                              Plan ("ESOP")
                              High & Hanover Streets
                              Pottstown, Pennsylvania 19464

Common Stock                  Peter B. Cannell & Co., Inc.           344,788(2)                  7.9%
                              645 Madison Avenue
                              New York, NY 10022

Common Stock                  Brandes Investment                     299,780(3)                  6.9%
                              12750 High Bluff Drive
                              San Diego, CA 92130

------------------
(1) Shares of Common Stock were acquired by the ESOP in the conversion. The ESOP Committee of the Board of Directors administers the ESOP. CoreStates Financial Corp., as successor to Meridian Trust Company, has been appointed as the corporate trustee for the ESOP ("ESOP Trustee"). The ESOP Trustee, subject to its fiduciary duty, must vote all allocated shares held in the ESOP in accordance with the instructions of the participants. At March 10, 1998, 84,557 shares had been allocated under the ESOP and 356,857 shares remain unallocated. With respect to unallocated shares, such unallocated shares will be voted by the ESOP Trustee in a manner calculated to most accurately reflect the instructions received from participants regarding the allocated stock so long as such vote is in accordance with the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").
(2) Based upon an amendment to Schedule 13G filed on January 28, 1998.
(3) Based upon an amendment to Schedule 13G filed on February 10, 1998.

                    PROPOSALS TO BE VOTED ON AT THE MEETING

                       PROPOSAL 1.  ELECTION OF DIRECTORS

     The Board of Directors of the Company currently consists of seven (7) directors and is divided into three classes. Each of the seven members of the Board of Directors of the Company also presently serves as a director of the Bank. Directors are elected for staggered terms of three years each, with the term of office of only one of the three classes of directors expiring each year. Directors serve until their successors are elected and qualified.

     The two nominees proposed for election at this Annual Meeting are Larry V. Thren and James B. Elliott. No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any such person and the Company.

     In the event that any such nominee is unable to serve or declines to serve for any reason, it is intended that the proxies will be voted for the election of such other person as may be designated by the present Board of Directors. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve. Unless authority to vote for the nominee is withheld, it is intended that the shares represented by the enclosed proxy card, if executed and returned, will be voted FOR the election of the nominees proposed by the Board of Directors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

INFORMATION WITH RESPECT TO THE NOMINEES AND CONTINUING DIRECTORS

     The following table sets forth, as of the Record Date, the names of the nominees, continuing directors and Named Executive Officers (as defined below) as well as their ages, a brief description of their recent business experience, including present occupations and employment, certain directorships held by each, the year in which each director became a director of the Bank, the year in which their terms (or in the case of the nominees, their proposed terms) as director of the Company expire. The table also sets forth the amount of Common Stock and the percent thereof beneficially owned by each director and Named Executive Officer and all directors and executive officers as a group as of the Record Date.

                                                                                 SHARES OF
                                                                EXPIRATION     COMMON STOCK
NAME AND PRINCIPAL OCCUPATION                        DIRECTOR   OF TERM AS     BENEFICIALLY      PERCENT
AT PRESENT AND FOR PAST FIVE YEARS             AGE   SINCE(1)    DIRECTOR    OWNED(2)(3)(4)(5)   OF CLASS
----------------------------------             ---   --------   ----------   -----------------   --------
NOMINEES
Larry V. Thren                                 55      1992        2001            43,597          1.0%
  Vice President of Human Resources and
  Support Services, Pottstown Memorial
  Medical Center since 1988.
James B. Elliott                               57      1990        2001            32,171          *
  Principal, Stratecon, Inc.
CONTINUING DIRECTORS
Gary N. Gieringer                              57      1987        1999            83,733          1.9%
  Chairman of the Board and Chief Executive
  Officer of the Company since September
  1995. Mr. Gieringer served as President
  and Chief Executive Officer of the Bank
  from 1987 until September 1995.
Leonard A. Huff                                87      1951        1999            36,397          *
  Retired industrial superintendent
John H. Diehl                                  80      1981        2000            45,837          1.1%
  Retired insurance broker
Samuel N. Landis                               73      1988        2000            65,197          1.5%
  Retired general contractor
Joseph W. Major                                42      1990        2000           100,527          2.3%
  President and Chief Operating Officer of
  the Company since September 1995.
  President and Chief Executive Officer of
  the Bank since April 1997 and prior
  thereto President and Chief Operating
  Officer of the Bank since September 1995.
  Prior to his appointment at the Company
  and the Bank, Mr. Major was a partner in
  the law firm of Mauger & Major.
NAMED EXECUTIVE OFFICER WHO
IS NOT A DIRECTOR
Richard A. Elko                                36        --          --            38,904          *
  Executive Vice President and Chief
  Financial Officer of the Company and the
  Bank since January 1996. Prior to his
  appointment at the Company and the Bank,
  Mr. Elko was Corporate Controller at
  Sovereign Bancorp, Inc.
Stock Ownership of all Directors and           --        --          --           463,628(6)      10.4%
  Executive Officers as a Group (10 persons)

------------------
* Represents less than one percent of the outstanding Common Stock.

(1) Includes years of service as a director of the Company's predecessor, the Bank.

(2) Each person effectively exercises sole (or shares with spouse or other immediate family member) voting or dispositive power as to shares reported herein (except as noted).

(3) Includes 1,809 vested shares awarded to each outside director and 9,045, 9,045 and 2,400 vested shares awarded to Messrs. Gieringer, Major and Elko, respectively, under the Patriot Bank Corp. 1996 Stock-Based Incentive Plan (the "Incentive Plan"). Stock Awards granted under the Incentive Plan vest in five equal annual installments commencing on June 7, 1997, the first anniversary of the effective date of the stock award.

(4) Does not include 21,710 shares subject to options granted to each outside director and 108,551, 108,551, and 65,130 shares subject to options granted to Messrs. Gieringer, Major and Elko, respectively, under the Incentive Plan. All options granted under the Incentive Plan become exercisable in five equal annual installments commencing on June 7, 1997, the first anniversary of the effective date of the grant.

(5) Does not include unvested stock awards granted under the Incentive Plan which the holder has the right to vote. Under the Incentive Plan, 8,683 shares have been awarded to each outside director which have not yet vested, and 43,419, 43,419, and 11,520 shares have been awarded to Messrs. Gieringer, Major, and Elko, respectively, which have not yet vested.

(6) Does not include a total of 145,926 unvested shares awarded under the Incentive Plan as to which voting may be directed.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS.

     The Board of Directors of the Company conducts its business through meetings of the Board of Directors and through activities of its committees. The Board of Directors of the Company meets monthly and may have additional meetings as needed. During fiscal 1997, the Board of Directors of the Company held 14 meetings. All of the directors of the Company attended at least 75% of the total number of the Company's Board meetings held and committee meetings on which such directors served during fiscal 1997. The Board of Directors of the Company maintains committees, the nature and composition of which are described below:

     Audit Committee. The Audit Committee of the Company consists of Messrs. Elliott, Diehl, Huff and Thren who are outside directors. The Audit Committee is responsible for reporting to the Board on the general financial condition of the Company and the results of the annual audit, and is responsible for ensuring that the Company's activities are being conducted in accordance with applicable laws and regulations. The Audit Committee met 4 times in fiscal 1997.

     Nominating Committee. The Company's Nominating Committee for the 1998 Annual Meeting consists of the entire Board of Directors. The committee considers and recommends the nominees for director to stand for election at the Company's annual meeting of shareholders. The Company's Certificate of Incorporation and bylaws provide for stockholder nominations of directors. These provisions require such nominations to be made pursuant to timely notice in writing to the Secretary of the Company. The shareholder's notice of nomination must contain all information relating to the nominee which is required to be disclosed by the Company's bylaws and by the Exchange Act. The Nominating Committee met on January 22, 1998.

     Compensation Committee. The Compensation Committee of the Company consists of Messrs. Thren, Landis, Elliott, Gieringer, Major and Allen Wagner, Vice President, Team Member Services, of the Bank. The Compensation Committee meets to establish compensation and benefits for the executive officers and to review the incentive compensation programs when necessary. The Compensation Committee is also responsible for establishing certain guidelines and limits for compensation for other salaried officers and employees of the Company. The Compensation Committee met 5 times in fiscal 1997.

     Executive Committee. The Executive Committee of the Company consists of Messrs. Elliott, Gieringer, Major, Landis, and Thren. The Executive Committee is responsible for conducting the business of the Company in the absence of the entire Board. The Executive Committee met 8 times in 1997.

     Investment Committee. The Investment Committee of the Company consists of Messrs. Elliott, Gieringer, Diehl, Landis, and Major, and Richard A. Elko, James
A. Bentley, Jr., Robert G. Phillips, Deborah L. Gibson, and Kevin R. Pyle. The Investment Committee is responsible for oversight and direction of the Bank's purchases of securities and the funding of such purchases. The Investment Committee met 3 times in 1997.

     Mergers and Acquisitions Committee. The Mergers and Acquisitions Committee consists of Messrs. Thren, Gieringer, Elliott, Major, Diehl, Landis, and Bentley. The Mergers and Acquisitions Committee is responsible for providing guidance and direction for the consideration of potential merger and acquisition opportunities. The Mergers and Acquisitions Committee was first created in 1998.

     Legal Coordinating Committee. The Legal Coordinating Committee consists of Messrs. Thren, Gieringer, Elliott, Major, Diehl, Landis, and Bentley. The Legal Coordinating Committee is responsible for oversight and direction in dealing with actual and potential legal issues, including pending and threatened claims against the Company or the Bank. The Legal Coordinating Committee met 2 times in 1997.

     Gary N. Gieringer, Chairman of the Board and Chief Executive Officer of the Company, and Joseph W. Major, President and Chief Operating Officer of the Company, are ex-officio members of all committees except the Audit Committee.

DIRECTORS' COMPENSATION

     Directors' Fees. Non-employee directors are currently paid an annual retainer of $16,000, plus an additional fee ranging from $2,000 to $6,000 to the chairman of certain committees.

     Incentive Plan. On June 7, 1996, stockholders approved the Patriot Bank Corp 1996 Stock-Based Incentive Plan, under which all directors who are not also employees of the Company are eligible to receive stock awards and options to purchase Common Stock. Under the Incentive Plan, each outside director was granted non-statutory options to purchase 27,137 shares of Common Stock at an exercise price of $8.98, which was the fair market value of shares on the effective date of the grant, as adjusted for subsequent stock dividends. Options become exercisable in five (5) equal annual installments commencing one year from the effective date of the grant.

EXECUTIVE COMPENSATION

     The report of the Compensation Committee and the stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, except as to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     Compensation Committee Report on Executive Compensation. Under rules established by the Securities and Exchange Commission ("SEC"), the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company's Chief Executive Officer and other executive officers of the Company. The disclosure requirements for the Chief Executive Officer and other executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental compensation decisions affecting those individuals. In fulfillment of this requirement, the Compensation Committee (the "Committee"), at the direction of the Board of Directors, has prepared the following report for inclusion in this proxy statement.

     Compensation Policies. The Compensation Committee of the Board has established a policy for executive compensation, taking into account both subjective performance criteria and certain specified objective performance measures. The purpose of the policy is to: (i) provide compensation opportunities which are competitive with other banking institutions; (ii) support the Company's goal setting and strategic planning process; (iii) motivate the executive management of the Company to achieve profit and other key goals of the institution, including but not limited to the Company's commitment to the communities it serves, to its employees, customers and investors; (iv) motivate the executive management to operate the Company in a safe and sound manner, and in compliance with all pertinent governmental and regulatory requirements; and (v) minimize potential overhead by designating a portion of the annual compensation of executives as variable rather than fixed.

     During the course of 1997, the Company took into account a variety of objective and subjective criteria in evaluating the performance of the executive management of the Company. The Committee assessed in detail the various challenges facing the Company, both from a historical capital and operational standpoint, and the significant competitive pressures within the Company's trading areas. In the course of this assessment of competitive salary ranges among other similarly situated institutions, it was noted that competitive executive compensation packages vary in relationship to these various subjective and objective factors. A variety of resources were utilized which provided peer data regarding executive compensation and financial performance of the company, which included but was not limited to the "SNL Executive Compensation Review 1997" for both Commercial Banks and Thrifts, assessments which review executive compensation and company performance for publicly traded banks and thrifts. Comparisons were made with institutions located within Southeastern Pennsylvania, the Middle Atlantic Trading area, and relative to National averages. The peer groups considered in these analyses are not necessarily comprised of the same institutions used in the peer group for the stock performance graph. Additionally, the Company took into account executive compensation plans of other local non-banking companies and institutions.

     In establishing an Executive Compensation Plan for 1997, the Executive Committee of the institution established certain specific objectives for executive management, which included the creation and execution of a strategic business plan, strengthening of senior management, and reaching certain financial goals based on asset size, earnings per share, net income, return on assets and return on equity.

     Additionally, the Company utilized a number of subjective elements as part of the decision making process regarding executive compensation. The individual skills and talents of the executive managers of the Company, including but not limited to experience, leadership ability, planning and organizational skills, administrative talent, vision for the future, and work ethic were given consideration in establishing executive compensation.

     Compensation of the Chief Executive Officer and President. During the course of 1997, Mr. Gieringer, as Chief Executive Officer and Chairman, and Mr. Major, as President and Chief Operating Officer, satisfactorily accomplished all of the objective performance criteria of the institution, and addressed a number of other challenges facing the Company. In addition, the Company showed growth in asset size and earnings, and continued to report asset quality superior to the various peer groups considered. Consistent with these various objective and subjective measures, the compensation Committee increased the salary level for Mr. Gieringer to $236,000, and also paid a year-end bonus of $67,298. Mr. Major's salary was increased to $200,000 a year, plus a year-end bonus of $79,047.

     The Compensation Committee specifically noted that the bonus elements of compensation were partially subjective in nature, and in-part based upon satisfactory accomplishment of the objective requirements of the Company in 1997. It furthermore concluded that the payment of this compensation package was necessary in order to meet the aforestated policies of the Company and to maintain the continuity and high performance of management. Based on the aforementioned surveys, total compensation to Messrs. Gieringer and Major was in the mid range of other institutions of similar asset size. Both Mr. Gieringer and Mr. Major have employment contracts (see "Employment Contracts").

                           THE COMPENSATION COMMITTEE


                    Larry V. Thren         Gary N. Gieringer
                    Samuel N. Landis       Joseph W. Major
                    James B. Elliott       Allen L. Wagner

     Stock Performance Graph. The following graph shows a comparison of total stockholder return on the Company's Common Stock, based on the market price of the Common Stock with the cumulative total return of companies on the Nasdaq Stock Market (U.S.) Index, the NASDAQ Banking Index, and Media General Index for Savings Institutions for the period beginning on November 4, 1995, the day the Company's Common Stock began trading, through December 31, 1996. The graph was derived from a very limited period of time, and, as a result, may not be indicative of possible future performance of the Company's Common Stock. The data was supplied by Media General Financial Services.


                                   [GRAPHIC]

              In the printed version of the document, a line graph
                appears which depicts the following plot points:


     Comparison of Cumulative Total Returns for Patriot Bank Corp. Common Stock, the Nasdaq Stock Market Index, the NASDAQ Banking Index, and the MG Index for Savings Institutions.

                                    SUMMARY

COMPANY                                12/4/95    12/29/95   6/28/96   12/31/96   6/30/97   12/31/97
-------                                --------   --------   -------   --------   -------   --------
Patriot Bank Corp....................   100.00     128.81    127.61     162.06    210.97     312.78
Industry Index.......................   100.00     101.94    105.86     131.61    170.70     226.78
Broad Market.........................   100.00      99.63    111.96     120.46    135.26     147.77
NASDAQ Banking Index.................   100.00     148.96    157.33     196.62    245.92     332.17

     Notes:

          A. The lines represent annual index levels derived from compounded daily returns that include all dividends.

          B. The indexes are reweighed daily, using the market capitalization on the previous trading day.

          C. If the fiscal year-end is not a trading day, the preceding trading day is used.

          D. The index level for all the series was set to $100.00 on 12/4/95, the date on which the Company's stock was first publicly traded.

     Summary Compensation Table. The following table shows, for the years ended December 31, 1997, 1996 and 1995, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to the Chairman of the Board and Chief Executive Officer, President and Chief Operating Officer, and Executive Vice President and Chief Financial Officer of the Company ("Named Executive Officers").

                                                                                       LONG TERM COMPENSATION
                                                                           ----------------------------------------------
                                              ANNUAL COMPENSATION                 AWARDS                  PAYOUTS
                                       ---------------------------------   ---------------------   ----------------------
                                                               OTHER       RESTRICTED
                                                               ANNUAL        STOCK                  LTIP      ALL OTHER
                                        SALARY     BONUS    COMPENSATION     AWARDS     OPTIONS    PAYOUTS   COMPENSATION
NAME AND PRINCIPAL POSITION(1)  YEAR    ($)(2)      ($)        ($)(3)        ($)(4)      (#)(5)    ($)(6)       ($)(7)
------------------------------  ----   --------   -------   ------------   ----------   --------   -------   ------------
Gary N. Gieringer, Chairman of  1997   $208,308   $67,298        --               --          --     --        $56,876
  the Board, Chief Executive    1996   $165,539   $72,436        --         $487,614    $113,074     --        $26,554
  Officer and Director          1995   $158,650   $30,000        --               --          --     --        $ 4,620

Joseph W. Major                 1997   $147,788   $79,047        --               --          --     --        $43,014
  President, Chief Operating    1996   $105,385   $82,696        --         $487,614    $113,074     --        $22,226
  Officer and Director          1995   $ 32,256   $12,500        --               --          --     --             --

Richard A. Elko                 1997   $110,000   $55,649        --               --          --     --        $17,472
  Executive Vice President and  1996   $ 95,457   $52,218        --         $129,375    $ 67,843     --             --
  Chief Financial Officer       1995         --        --        --               --          --     --             --

------------------

(1) Mr. Gieringer served as President, Chief Executive Officer and Director of the Bank from 1987 until August 1995. In August 1995, Mr. Gieringer was appointed as Chairman of the Board and Chief Executive Officer of the Company and the Bank. Mr. Major was appointed as President and Chief Operating Officer of the Company and the Bank in August 1995. Mr. Elko was appointed as Executive Vice President and Chief Financial Officer in January 1996.

(2) Includes compensation deferred at the election of Messrs. Gieringer, Major, and Elko through the Company's 401(k) Plan.

(3) There were no (a) perquisites over the lesser of $50,000 or 10% of the individual's total salary and bonus for the last year, (b) payments of above-market preferential earnings on deferred compensation, (c) payments of earnings with respect to long-term incentive plans prior to settlement or maturation, (d) tax payment reimbursements, or (e) preferential discounts on stock.

(4) Pursuant to the Incentive Plan, Messrs. Gieringer, Major and Elko were awarded 54,274, 54,274 and 14,400 shares (as adjusted by subsequent stock dividends) of Common Stock, respectively, in fiscal 1996 which had a market value on June 7, 1996, the date of grant, of $487,614, $487,614 and $129,375. Stock Awards granted under the Incentive Plan vest in five equal annual installments on each anniversary of the effective date of the stock award. As of December 31, 1997, the market value of the 54,274, 54,274 and 14,400 shares was $1,153,323, $1,153,323 and $306,000, respectively.

(5) Includes shares subject to options granted to Messrs. Gieringer, Major and Elko under the Stock Option Plan. All options granted under the Incentive Plan become exercisable in five equal annual installments on each anniversary of the effective date of the grant.

(6) For 1997, 1996, and 1995, the Company had no long-term incentive plans in existence. Accordingly, there were no payments or awards under any long-term incentive plan.

(7) Includes 2,133, 1,583, and 531 shares allocated to Messrs. Gieringer, Major, and Elko, respectively, for fiscal 1997 pursuant to the ESOP with a market value of $45,326, $33,639 and $11,284, respectively, and allocations of 1,624 shares to Mr. Gieringer ($21,924 market value) and 1,588 shares to Mr. Major ($21,438 market value) for fiscal 1996 pursuant to the ESOP. Includes $11,550, $9,375 and $6,188 in matching and discretionary contributions by the Company to the Company's 401(k) plan during 1997 for Messrs. Gieringer, Major, and Elko, respectively. Such contributions for Messrs. Gieringer and Major were $4,620 and $788, respectively, for 1996.

EMPLOYMENT AGREEMENTS

     The Bank and the Company have entered into employment agreements with Messrs. Gieringer, Major and Elko, (individually, the "Executive"). These employment agreements are intended to ensure that the Bank and the Company will be able to maintain a stable and competent management base. The continued success of the Bank and the Company depends to a significant degree on the skills and competence of Messrs. Gieringer, Major and Elko.

     The employment agreements provide for a five-year term for Messrs. Gieringer, Major and Elko. The Bank employment agreements provide that, commencing on the first anniversary date and continuing each anniversary date thereafter, the Board of Directors may extend the agreement for an additional year so that the remaining term shall be five years, unless written notice of non-renewal is given by the Board of Directors after conducting a performance evaluation of the Executive. The terms of the Company employment agreements shall be extended on a daily basis unless written notice of non-renewal is given by the Board of the Company. The agreements provide that the Executive's base salary will be reviewed annually. The current base salaries for Messrs. Gieringer, Major and Elko are $236,000, $200,000 and $117,500, respectively. In addition to the base salary, the agreements provide for, among other things, participation in stock benefits plans and other fringe benefits applicable to executive personnel. The agreements provide for termination by the Bank or the Company for cause as defined in the agreements at any time. In the event the Bank or the Company chooses to terminate the Executive's employment for reasons other than for cause, or in the event of the Executive's resignation from the Bank and the Company upon: (i) failure to re-elect the Executive to his current offices; (ii) a material change in the Executive's functions, duties or responsibilities; (iii) a relocation of the Executive's principal place of employment by more than 20 miles; (iv) a material reduction in the benefits and perquisites provided to the Executive; (v) liquidation or dissolution of the Bank or the Company; or (vi) a breach of the agreement by the Bank or the Company, the Executive or, in the event of death, his beneficiary would be entitled to receive an amount equal to the remaining base salary payments due to the Executive and the contributions that would have been made on the Executive's behalf to any employee benefit plans of the Bank or the Company during the remaining term of the agreement. The Bank and the Company would also continue and pay for the Executive's life, health and disability coverage for the remaining term of the Agreement.

     Under the agreements, if voluntary or involuntary termination follows a change in control of the Bank or the Company, the Executive or, in the event of the Executive's death, his beneficiary, would be entitled to a severance payment equal to the greater of: (i) the payments due for the remaining term of the agreement; or (ii) five times the average of the five preceding taxable years' annual compensation. The Bank and the Company would also continue the Executive's life, health, and disability coverage for thirty-six months. Notwithstanding that both agreements provide for a severance payment in the event of a change in control, the Executive would only be entitled to receive a severance payment under one agreement. Based solely on the Compensation reported in the Summary Compensation Table for 1997 and excluding any benefits under any employee plan which may be payable, following a change in control and termination of employment Messrs. Gieringer, Major and Elko would receive approximately $1,378,028, $1,134,177, and $828,245, respectively, in severance payments in addition to other non-cash benefits provided for under the agreements.

     Payments under the agreements in the event of a change in control may constitute some portion of an excess parachute payment under Section 280G of the Internal Revenue Code (the "Code") for executive officers, resulting in the imposition of an excise tax on the recipient and denial of the deduction for such excess amounts to the Company and the Bank.

     Payments to the Executive under the Bank's agreement will be guaranteed by the Company in the event that payments or benefits are not paid by the Bank. Payment under the Company's agreement would be made by the Company. All reasonable costs and legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to the Agreements shall be paid by the Bank or Company, respectively, if the Executive is successful pursuant to a legal judgment, arbitration or settlement. The employment agreements also provide that the Bank and Company shall indemnify the Executive to the fullest extent allowable under federal and Delaware law, respectively.

     Incentive Plan. On June 7, 1996, the stockholders approved the Patriot Bank Corp. 1996 Stock-Based Incentive Plan ("Incentive Plan") under which all employees of the Company are eligible to receive awards. The Company maintains the Incentive Plan which provides discretionary awards to officers and key employees as determined by a committee of non-employee directors. No options were granted under the Incentive Plan to the Named Executive Officers for fiscal 1997.

     The following table provides certain information with respect to the number of shares of Common Stock represented by outstanding options held by the Named Executive Officers at December 31, 1997. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such options and the closing sale price of the Common Stock at December 31, 1997.

                       FISCAL YEAR-END OPTION/SAR VALUES

                                      NUMBER OF SECURITIES UNDERLYING                VALUE OF UNEXERCISED
                                          UNEXERCISED OPTIONS/SARS                 IN-THE-MONEY OPTION/SARS
                                           AT FISCAL YEAR END(#)                    AT FISCAL YEAR END($)
                                     ----------------------------------       ----------------------------------
NAME                                 EXERCISABLE       UNEXERCISABLE(1)       EXERCISABLE       UNEXERCISABLE(2)
----                                 -----------       ----------------       -----------       ----------------
Gary N. Gieringer.............         27,137              108,551             $332,971            $1,331,921
Joseph W. Major...............         27,137              108,551             $332,971            $1,331,921
Richard A. Elko...............         16,282               65,130             $199,780            $  799,145

------------------

(1) The options in this table have an exercise price of $8.98 and become exercisable at an annual rate of 20% on each June 7. The options will expire ten (10) years from the date of grant.

(2) Based on market value of the underlying stock at the fiscal year end, minus the exercise price. The market price on December 31, 1997 was $21.25.

     Supplemental Retirement Plan. The Company maintains a non-qualified Supplemental Retirement Plan for the benefit of certain executive officers and directors. The Supplemental Retirement Plan ("SRP") has been adopted by the Company to provide supplemental retirement benefits to selected executives and directors of the Company. Benefits under the SRP vest on a seven year schedule subject to acceleration upon a change in control. The SRP provides a defined benefit payable in fifteen annual installments of an amount which is determined at the discretion of the Board. The participants under the SRP as determined by the Personnel Compensation/Benefits Committee are Messrs. Gieringer, Major, Elliott and Thren. The SRP provides for an early start to payment of the installments in the event of disability, death prior to retirement, retirement or a change in control. The SRP is unfunded for purposes of its tax treatment, however, the Company has entered into certain life insurance contracts, the proceeds of which could be used to fund the SRP in the future.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

     The Company's current policy provides that all loans made by the Company to its directors and officers are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features.

             PROPOSAL 2.  APPROVAL OF EMPLOYEE STOCK PURCHASE PLAN

     In December 1997, the Board of Directors of the Company adopted the 1998 Patriot Bank Corp. Employee Stock Purchase Plan (the "Plan"), subject to shareholder approval. The Plan has an effective date of January 1, 1998. A copy of the Plan is attached hereto as Exhibit A. The description of the Plan contained herein is qualified in its entirety by reference to the terms of the Plan.

SHARES RESERVED UNDER THE PLAN

     The Plan provides eligible employees of the Company and its subsidiaries with a means to purchase, through payroll deductions, shares of Company common stock (the "Common Stock") at a discount. The total number of shares that may be purchased under the Plan is 250,000, subject to adjustments under certain circumstances such as stock splits, stock dividends, recapitalization, or other changes in the outstanding Common Stock.

ELIGIBLE PARTICIPANTS

     Full-time and part-time employees of the Company or any of its subsidiaries are eligible to participate, on a purely voluntary basis, in the Plan if they meet certain conditions. To be eligible, an employee's customary employment must be greater than five months in a calendar year. The employee must also have completed three months of employment with the Company. In addition, no employee will be permitted to purchase Common Stock under the Plan at a rate which exceeds $25,000 at the fair market value of such stock (determined at the time the stock is purchased) for any calendar year. Approximately 158 employees would have been eligible to participate as of January 1, 1998.

MATERIAL FEATURES OF THE PLAN

     The Plan will be administered by the Bank's Personnel Benefits and Compensation Committee (the "Committee"). Eligible employees participate in the Plan through exercising options to purchase Common Stock. Options may be granted each quarter to eligible employees and will expire on the last day of each such quarter unless they are exercised on that date. Common Stock will be purchased through a participant's payroll deductions. Such deductions will be at a stated dollar amount or stated percentage of compensation determined by the participant and permitted by the Committee (but not less than $10.00 per pay period). Participants may purchase Common Stock at a price set by the Committee between 85% and 100% of the fair market value of the Common Stock as of the last trading day of each quarter. The price will initially be set at 90% of the fair market value. The fair market value of the Common Stock is determined in relation to market price in accordance with certain procedures set forth in the Plan. The Company may be required to recognize as compensation expense for financial accounting purposes an amount equal to the discount at which the shares are purchased under the Plan if the discount from the fair market value of such shares is in excess of 5%.

     Each eligible employee who elects to participate in the Plan automatically and without any act on his or her part will be deemed to have exercised his or her option on the last trading day of each quarter if he or she is then employed, to the extent that the amount withheld from his or her compensation under the Plan is sufficient to purchase, at the option price, one or more shares of Common Stock. Any balance remaining in an employee's account after payment of the purchase price of those whole shares will be refunded or carried over to the next quarter at the direction of the employee. All funds received or held by the Company under the Plan are general assets of the Company, free of any trust or other restriction, and may be used for any corporate purposes. No interest on such funds will be credited to or paid to any participant under the Plan.

     An option granted under the Plan shall not be transferable and will expire upon the employee's death.

     A participant may withdraw from the Plan at any time and the entire amount credited to his or her account will be refunded. If the participant terminates employment, the entire amount credited to his or her account will be refunded.

NEW PLAN BENEFITS

     It is not possible to determine how many eligible employees will participate in the Plan in the future. Because the Plan was not in existence in 1997, no options were granted under the Plan.

                                 TAX TREATMENT

     The Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). Under the Code, an employee who participates in an offering under the Plan will not realize income at the time the offering commences or when the shares purchased under the Plan are transferred to him or her. If an employee disposes of such shares after two years from the date the offering of such shares commences and after one year from the date of the transfer of such shares to him or her, the employee will be required to include in income an amount equal to the lesser of (i) the excess, if any, of the fair market value of such shares at the time of disposition over the purchase price paid, and (ii) the excess, if any, of the fair market value of such shares at the time the option was granted over the option price (determined as though the option were exercised on the date it was granted). The employee's basis in the shares disposed of will be increased by an amount equal to the amount so includable in his or her income as compensation, and any gain or loss computed with reference to such adjusted basis which is recognized at the time of the disposition will generally be long-term capital gain or loss. In such event, the Company (or the subsidiary by which the employee is employed) will not be entitled to any deduction from income.

     If any employee disposes of the shares purchased under the Plan within such two-year or one-year period, the employee will be required to include in income, as compensation for the year in which such disposition occurs, an amount equal to the excess of the fair market value of such shares on the date of purchase over the purchase price. The employee's basis in such shares disposed of will be increased by an amount equal to the amount includable in his or her income as compensation, and any gain or loss computed with reference to such adjusted basis which is recognized at the time of disposition will be capital gain or loss, either short-term, mid-term, or long-term, depending on the holding period for such shares. In the event of a disposition within such two-year or one-year period, the Company (or the subsidiary by which the employee is employed) will be entitled to a deduction from income equal to the amount the employee is required to include in income as a result of such disposition.

PLAN ADMINISTRATION AND TERMINATION

     The Plan provides for administration of the Plan by the Committee. The Board of Directors of the Company may terminate or suspend the Plan at any time and may amend it in any respect, except that the approval of the Company's shareholders is required for any amendment to increase the number of shares available for purchase under the Plan, materially change the benefits provided under the Plan, or change the definition of a "subsidiary" company. Unless earlier terminated, the Plan will continue in effect until options have been granted for all 250,000 shares issuable under the Plan, except that if at the end of any purchase period the aggregate funds available for purchase of Common Stock would purchase a greater number of shares than is available for purchase, the number of shares that would otherwise be purchased by each participant at the end of the purchase period will be proportionately reduced in order to eliminate the excess. The Plan would then automatically terminate after such purchase period. Upon expiration or termination of the Plan, any amount not applied toward the purchase of Common Stock will be refunded to the participant.

     Adoption of this proposal requires an affirmative vote by the holders of a majority of the shares of Common Stock voted at the Annual Meeting. Any shares not voted (whether by abstention, nonvote or otherwise) will have no effect on the approval of the Plan.

     THE DIRECTORS RECOMMEND THAT THE SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE 1998 PATRIOT BANK CORP. EMPLOYEE STOCK PURCHASE PLAN.

        PROPOSAL 3.  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Company's independent auditors for the fiscal year ended December 31, 1997 were Grant Thornton LLP. The Company's Board of Directors has appointed KPMG Peat Marwick LLP as independent auditors for the Company for the year ending December 31, 1998, subject to ratification of such appointment by the shareholders.

     Representatives of Grant Thornton LLP will be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders present at the Annual Meeting. Representatives of KPMG Peat Marwick LLP will not be present at the Annual Meeting.

     KPMG Peat Marwick LLP was engaged on February 26, 1998 as the Company's independent auditors for the year ending December 31, 1998. The Company's Audit Committee selected KPMG Peat Marwick LLP after interviewing several independent certified public accounting firms. The Company did not consult with KPMG Peat Marwick LLP on any matter during the Company's two most recent fiscal years.

     The Company did not have any disagreements with the Company's former accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure during the Company's last two fiscal years or any subsequent interim period. The prior accountant's reports on the Company's financial statements for the years ended December 31, 1996 and 1997 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles.

     Unless marked to the contrary, the shares represented by the enclosed proxy card will be voted FOR ratification of the appointment of KPMG Peat Marwick LLP as the independent auditors of the Company.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY.

                             ADDITIONAL INFORMATION

SHAREHOLDER PROPOSALS

     To be considered for inclusion in the Company's proxy statement and form of proxy relating to the 1999 Annual Meeting of Stockholders, a stockholder proposal must be received by the Secretary of the Company at the address set forth on the Notice of Annual Meeting of Stockholders not later than November 24, 1998. Any such proposal will be subject to 17 C.F.R. ss.240.14a-8 of the Rules and Regulations under the Exchange Act.

NOTICE OF BUSINESS TO BE CONDUCTED AT AN ANNUAL MEETING

     The bylaws of the Company provide an advance notice procedure for a stockholder to properly bring business before an Annual Meeting. The stockholder must give written advance notice to the Secretary of the Company not less than ninety (90) days before the date originally fixed for such meeting; provided, however, that in the event that less than one hundred (100) days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the date on which the Company's notice to stockholders of the annual meeting date was mailed or such public disclosure was made. The advance notice by stockholders must include the shareholder's name and address, as they appear on the Company's record of shareholders, a brief description of the proposed business, the reason for conducting such business at the Annual Meeting, the class and number of shares of the Company's capital stock that are beneficially owned by such stockholder and any material interest of such stockholder in the proposed business. In the case of nominations to the Board of Directors, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement or the proxy relating to an annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING

     The Board of Directors knows of no business which will be presented for consideration at the Meeting other than as stated in the Notice of Annual Meeting of Stockholders. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

     Whether or not you intend to be present at the Annual Meeting, you are urged to return your proxy card promptly. If you are then present at the Annual Meeting and wish to vote your shares in person, your original proxy may be revoked by voting at the Annual Meeting.

                                          By Order of the Board of Directors

                                          /s/ Paulette A. Strunk
                                          -------------------------------------
                                          PAULETTE A. STRUNK
                                          Secretary

Pottstown, Pennsylvania
March 20, 1998

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT
    YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN, DATE AND
               PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE
                         ENCLOSED POSTAGE-PAID ENVELOPE.

                                                                       EXHIBIT A

                               PATRIOT BANK CORP.
                          EMPLOYEE STOCK PURCHASE PLAN
                          (Effective January 1, 1998)

                                   ARTICLE I

                         PURPOSE AND SCOPE OF THE PLAN

Section 1.1 PURPOSE.

     The Patriot Bank Corp. Employee Stock Purchase Plan is intended to encourage employee participation in the ownership and economic progress of the Company.

Section 1.2 DEFINITIONS.

     Unless the context clearly indicates otherwise, the following terms have the meaning set forth below:

     "Bank" means Patriot Bank, a wholly-owned subsidiary of the Company.

     "Board of Directors" means the Board of Directors of the Company.

     "Code" means the Internal Revenue Code of 1986, as amended, and as the same may be further amended from time to time, and the Treasury Regulations promulgated thereunder.

     "Committee" means the Bank's Personnel Compensation/Benefits Committee which shall administer the Plan as provided in Section 1.3.

     "Common Stock" means the common stock of the Company.

     "Company" means Patriot Bank Corp.

     "Compensation" means an Employee's total salary or hourly pay, as the case may be, including bonuses, commissions and any other payment in excess of normal salary or hourly pay.

     "Continuous Service" means the period of time, uninterrupted by a termination of employment, that an Employee has been employed by the Company or a Subsidiary, or both, immediately preceding an Offering Date. Such period of time shall include any leave of absence permitted or required to be taken into account by applicable Treasury Regulations.

     "Employee" means any common law employee of the Company or a Subsidiary.

     "Exercise Date" means March 31, June 30, September 30 and December 31 of each Plan Year.

     "Fair Market Value" of a share of Common Stock on any given date means the closing sale price for such shares on that date as reported by the National Association of Securities Dealers Automated Quotations or the Bloomberg Financial Markets System. If a closing sale price for the Common Stock for the given date is not reported, or if there is none, the Fair Market Value will be equal to the closing sale price on the nearest trading day preceding such date. Notwithstanding the foregoing, if, in the Board of Directors' judgment, there are unusual circumstances or occurrences under which the otherwise determined Fair Market Value of the Common Stock does not represent the actual fair value thereof, then the Fair Market Value of such Common Stock shall be determined by the Board of Directors on the basis of such prices or market quotations as it shall deem appropriate and fairly reflective of the then fair value of such Common Stock.

     "Leave of Absence" means, for purposes of participation in the Plan, a person who is on leave of absence who shall be deemed to be an employee for the first ninety (90) days of such leave of absence and such Employee's employment shall be deemed to have terminated at the close of business on the ninetieth
(90th) day of such leave of absence unless such Employee shall have returned to regular employment prior to the close of business on such ninetieth (90th) day. Termination by the Company of any Employee's leave of absence, other than termination of such leave of absence on return to employment, shall terminate an Employee's employment for all purposes under the Plan and shall terminate such Employee's participation in the Plan and the right to purchase Common Stock hereunder.

     "Offering Date" means January 1, April 1, July 1 and October 1 of each Plan Year.

     "Option Period" or "period" means the period beginning on an Offering Date and ending on the next succeeding Exercise Date.

     "Option Price" means the purchase price of a share of Common Stock hereunder as provided in Section 3.1.

     "Participant" means any Employee who (i) is eligible to participate in the Plan under Section 2.1, and (ii) elects to participate.

     "Plan" means the Patriot Bank Corp. Employee Stock Purchase Plan, as the same may be amended from time to time.

     "Plan Year" means the 12-consecutive-month period beginning on January 1 and ending on the following December 31.

     "Stock Purchase Account" or "Account" means an account established and maintained in the name of each Participant to record the dollar amounts and shares of Common Stock accumulated on his behalf from time to time.

     "Stock Purchase Agreement" means the form prescribed by the Committee which must be executed by an Employee who elects to participate in the Plan. The proper execution and filing of such form shall constitute the grant of an option from time to time to the Employee in accordance with the terms of this Plan document and the terms of such form.

     "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the beginning of an Option Period, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Section 1.3 ADMINISTRATION OF PLAN.

     The Plan shall be administered by the Committee. Subject to direction by the Board of Directors and the express provisions of this Plan document, the Committee shall be authorized to prescribe, amend and rescind rules and regulations relating to the Plan and the Committee's administration thereof; to interpret the Plan; to fix the terms of an offering under the Plan; to fix the rate of interest to be paid on balances in Stock Purchase Accounts, if applicable; to prescribe the maximum percentage of payroll deductions permitted for an Option Period; to restrict participation in the Plan consistent with any requirement of law or regulation; and to make all other determinations necessary to the administration of the Plan, including appointment of individuals to facilitate the day-to-day operation thereof. The Committee's determinations as to the interpretation and operation of the Plan shall be final and conclusive.

Section 1.4 EFFECTIVE DATE OF PLAN.

     The effective date of the Plan is January 1, 1998.

Section 1.5 TERMINATION OF PLAN.

     The Board of Directors shall have the right to terminate the Plan at any time. Upon any such termination, the dollar amount and shares of Common Stock, if any, in each Participant's Account shall be distributed.

                                   ARTICLE II

                                 PARTICIPATION

Section 2.1 ELIGIBILITY.

     Each Employee, who on an Offering Date (i) will have at least three (3) months of continuous service with the Company and/or a Subsidiary, and (ii) will be an Employee whose customary employment is more than five (5) months in a calendar year, may become a Participant by executing and filing with the Committee a Stock Purchase Agreement prior to the earlier of such Offering Date or five business days prior to the first pay day in the applicable Option Period. An election to participate shall continue in effect until termination of participation occurs in accordance with Article V.

Section 2.2 PAYROLL DEDUCTIONS.

     Payment for shares of Common Stock purchased under the Plan shall be made solely by authorized payroll deduction from each payment of Compensation in accordance with instructions received from a Participant. Deductions from payroll shall be expressed as a whole percentage of Compensation (determined on the first day of each Option Period) no greater than the percentage set by the Committee, or as a fixed dollar amount (as determined by the Committee), but shall not be less than $10.00 per pay period. The Committee may fix a maximum percentage. A Participant may not increase or decrease the percentage or dollar amount of deduction during an Option Period. However, a Participant may change the percentage or dollar amount of deduction for any subsequent Option Period by filing notice thereof with the Committee prior to the date described in Section
2.1 for filing a Stock Purchase Agreement. Amounts deducted from a Participant's Compensation pursuant to this section shall be credited to such Participant's Account.

Section 2.3 TRANSFER OF PAYROLL DEDUCTIONS.

     All payroll deductions withheld by a Subsidiary under the Plan shall be immediately transferred to the Company.

Section 2.4 LEAVE OF ABSENCE.

     If a Participant goes on a Leave of Absence, such Participant shall have the right to elect (i) to withdraw the balance in his Stock Purchase Account,
(ii) discontinue contributions to the Plan but remain a Participant in the Plan, or (iii) remain a Participant in the Plan during such Leave of Absence, authorizing deductions to be made from payments by the Company to the Participant during such Leave of Absence and undertaking to make cash payments to the Plan at the end of each Payroll Period to the extent that amounts payable by the Company to such Participant are insufficient to meet such Participant's authorized Plan deductions.

                                  ARTICLE III

                               PURCHASE OF SHARES

Section 3.1 OPTION PRICE.

     The Option Price per share of the Common Stock sold to Participants hereunder shall be set by the Committee prior to the Offering Date. Under the Code, the Option Price shall not be less than 85%, nor more than 100%, of the Fair Market Value of such share on each Exercise Date of an Option Period. The Option Price on the Effective Date is 90% of the Fair Market Value of the Common Stock on an Exercise Date.

Section 3.2 PURCHASE OF SHARES.

     On each Exercise Date, the amount in a Participant's Account shall be charged with the aggregate Option Price of the largest number of whole shares of Common Stock which can be purchased with such amount. The balance, if any, in such Account shall be carried forward to the next succeeding Offering Period.

Section 3.3 LIMITATIONS ON PURCHASE AND GRANT.

     No Participant shall purchase Common Stock hereunder in any calendar year having a Fair Market Value of more than $25,000, provided that any such purchase shall not exceed the limitations imposed by Code Section 423(b)(8). Further, no Participant shall be granted the right to purchase Common Stock hereunder if, by reason of such grant, such Participant would be deemed to possess five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or a Subsidiary. For purposes of the preceding sentence, the rules of Code Section 424(d) shall apply and Common Stock which a Participant may purchase under outstanding options shall be treated as stock owned by the Participant.

Section 3.4 MAXIMUM NUMBER OF SHARES PURCHASABLE PER OPTION PERIOD.

     In addition to all other restrictions set forth herein, the maximum number of shares of Common Stock that an Employee may purchase during each Option Period shall be equal to the total amount of contributions that the Employee is scheduled to make to the Plan during such Option Period (in accordance with the terms of his effective Stock Purchase Agreement), divided by 50% of the per share Fair Market Value determined on the first day of such Option Period.

Section 3.5 RESTRICTION ON TRANSFERABILITY.

     Rights to purchase shares hereunder shall be exercisable only by the Participant. Such rights shall not be transferable and shall expire upon a Participant's death.

Section 3.6 DIVIDEND REINVESTMENT.

     The Committee may, in its discretion, provide Participants with the opportunity to have dividends on shares held in their Accounts reinvested through (i) any dividend reinvestment plan that the Company may maintain from time to time, or (ii) any other program or arrangement (including the treatment of dividends as additional Participant contributions) that is permissible under applicable law.

                                   ARTICLE IV

                      PROVISIONS RELATING TO COMMON STOCK

Section 4.1 COMMON STOCK RESERVED.

     Except as provided in Section 4.2, no more than 250,000 shares of the Company's Common Stock may be sold pursuant to options granted under the Plan.

Section 4.2 ADJUSTMENT FOR CHANGES IN COMMON STOCK.

     (i) In the event that the shares of Common Stock of the Company as presently constituted, shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, split-up, combination of shares or otherwise) or if the number of such shares of stock shall be increased through the payment of a stock dividend, then subject to the provisions of subsection (iii) below, a majority of the disinterested members of the Board of Directors may substitute for or add to each share of stock of the Company which was theretofore appropriated, or which thereafter may become subject to an offering under the Plan, the number and kind of shares of stock or other securities into which each outstanding share of the stock of the Company shall be so changed or for which each such share shall be exchanged or to which such share shall be entitled, as the case may be. Outstanding Stock Purchase Agreements shall also be deemed appropriately amended as to price and other terms, as may be necessary to reflect the foregoing events.

     (ii) If there shall be any other change in the number or kind of the outstanding shares of Common Stock of the Company, or of any stock or other securities in which such stock shall have been changed or for which it shall have been exchanged, and if a majority of the disinterested members of the Board of Directors shall, in its sole discretion, determine that such change equitably requires an adjustment in any offering which was theretofore made or which may thereafter be made under the Plan, that such adjustment shall be made in accordance with such determination.

     (iii) An offering pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments or reclassifications, reorganizations or changes in its capital or business structure, to merge, to consolidate, to dissolve, to liquidate or to sell or transfer all or any part of its business or assets.

Section 4.3 INSUFFICIENT SHARES.

     If the aggregate funds available for the purchase of Common Stock on any Exercise Date would cause an issuance of shares in excess of the number provided for in Section 4.1 (as the same may be adjusted as provided in Section 4.2), (i) the Committee shall proportionately reduce the number of shares which would otherwise be purchased by each Participant in order to eliminate such excess, and (ii) the Plan shall automatically terminate immediately after such Exercise Date.

Section 4.4 CONFIRMATION OF PURCHASES; REGISTRATION OF SHARES.

     Purchases of Common Stock hereunder shall be confirmed in writing to Plan Participants. All shares purchased shall be credited to his Account, but shall initially be registered in the name of the Company's nominee, as agent for Plan Participants. Such nominee will hold a Participant's share certificates until such time as his participation in the Plan terminates or he files a written request with the Committee to have a certificate or certificates issued in his name. Except in the case of death, any certificate issued to a Participant must initially be issued in his name alone. Registration of any shares following the death of a Participant will be subject to the same rules as are then applicable to decedent shareholders generally.

Section 4.5 RIGHTS AS SHAREHOLDERS.

     The shares of Common Stock purchased by a Participant on an Exercise Date shall, for all purposes, be deemed to have been issued and sold at the close of business on such Exercise Date. Participants for whom shares have been purchased shall be entitled to all rights of a shareholder with respect to such shares, including the right to receive dividends and the right to vote. The Company will take such steps as may be necessary to ensure that such rights are enjoyed by each Participant whose shares are held in nominee name.

Section 4.6 CORPORATE REORGANIZATIONS, LIQUIDATIONS, ETC.

     In the event of any corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, provision may be made for the substitution of a new option for an old option, or an assumption of an old option, by an employer corporation or a corporation related to such corporation. Any provision for such substitution or assumption shall be subject to the limitations and provisions of Code Section 424.

                                   ARTICLE V

                          TERMINATION OF PARTICIPATION

Section 5.1 VOLUNTARY WITHDRAWAL.

     A Participant may withdraw from the Plan at any time by filing notice of withdrawal with the Committee prior to an Exercise Date. Upon withdrawal, the dollar amount and shares, if any, credited to his Stock Purchase Account shall be distributed to him and no shares will be purchased on his behalf for the applicable Option Period. Any Participant who withdraws from the Plan may again become a Participant in accordance with Section 2.1.

Section 5.2 TERMINATION OF ELIGIBILITY.

     If a Participant ceases to be employed by the Company or a Subsidiary during an Option Period, his participation in the Plan shall thereupon terminate. In such event, the dollar amount and shares, if any, in his Stock Purchase Account shall be distributed to him (or in the case of death, to his designated beneficiary(ies)) and no further shares will be purchased on his behalf. For purposes of this section, an Employee's participation in the Plan will not automatically terminate if he becomes an individual on a leave of absence permitted or required to be taken into account by applicable Treasury Regulations.

Section 5.3 NO INTEREST ON ACCOUNT BALANCES.

     Unless otherwise provided by the Company's Board of Directors, no interest shall be paid on the cash balance in a Participant's Stock Purchase Account pending its investment.

                                   ARTICLE VI

                               GENERAL PROVISIONS

Section 6.1 TAX WITHHOLDING; INFORMATION RETURNS.

     Each Employee who elects to participate in the Plan shall be deemed to have consented to any income tax withholding that may hereafter be required by reason of his participation in the Plan or the disposition of, or payment of any dividends on, shares acquired by him under the Plan. The proper officers of the Company and each Subsidiary shall prepare (or cause to be prepared) and, where required, timely file (or cause to be filed) such tax information returns and other notices as may be required by law from time to time.

Section 6.2 NOTICES.

     Any notice which a Participant files pursuant to the Plan shall be made on forms prescribed by the Committee and shall be effective when received by the Committee.

Section 6.3 CONDITION OF EMPLOYMENT.

     Neither the creation of the Plan, nor participation therein, shall be deemed to create any right of continued employment or in any way affect the right of the Company or a Subsidiary to terminate an Employee.

Section 6.4 AMENDMENT OF THE PLAN.

     The Board of Directors may at any time, and from time to time, amend the Plan in any respect, except, that without approval of the Company's shareholders, no amendment may (i) increase the aggregate number of shares permitted to be reserved by the Board of Directors under the Plan other than as provided in Section 4.2, (ii) materially change the Plan benefits provided for herein, (iii) change the definition of a Subsidiary, or (iv) materially change the eligibility requirements for Employees. Any amendment of the Plan must be made in accordance with applicable provisions of the Code.

Section 6.5 APPLICATION OF FUNDS.

     All funds received by the Company by reason of a purchase of shares hereunder may be used for any corporate purpose.

Section 6.6 LEGAL RESTRICTIONS.

     The Company shall not be obligated to sell shares of Common Stock hereunder if counsel to the Company determines that such sale would violate any applicable law or regulation.

Section 6.7 GENDER.

     Whenever used herein, use of any gender shall be applicable to all genders.

Section 6.8 NUMBER.

     Whenever used herein, singular words shall include the plural, and vice versa, as the context requires.

Section 6.9 GOVERNING LAW.

     Except to the extent preempted by Federal law, the Plan and all rights and obligations thereunder shall be construed and enforced in accordance with the domestic internal law of the Commonwealth of Pennsylvania.

                                 REVOCABLE PROXY
                               PATRIOT BANK CORP.

/x/ PLEASE MARK VOTES
    AS IN THIS EXAMPLE



                         ANNUAL MEETING OF STOCKHOLDERS
                                 April 23, 1998
                         2:00 p.m. Eastern Standard Time

The undersigned hereby appoints the official proxy committee of the Board of Directors of Patriot Bank Corp. (the "Company"), each with full power of substitution, to act as attorneys and proxies for the undersigned, and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Stockholders, to be held on April 23, 1998, at 2:00 p.m. Eastern Standard Time, at Brookside, Prospect and Adams Streets, Pottstown, Pennsylvania, and at any and all adjournments thereof, as follows:

                                                 FOR        VOTE WITHHELD
1. The election as directors of all nominees    |    |         |    |
   listed (except as marked to the contrary     |    |         |    |
   below)

   Larry V. Thren and James B. Elliott

INSTRUCTION: To withhold your vote for
any individual nominee, write that nominee's name on the line provided below:

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                                                  FOR      AGAINST   ABSTAIN
2. The approval of the Patriot Bank Corp.        |    |    |    |    |    |
   1998 Employee Stock Purchase Plan.            |    |    |    |    |    |

                                                  FOR      AGAINST   ABSTAIN
3. The ratification of the appointment of KPMG   |    |    |    |    |    |
   Peat Marwick LLP as independent auditors of   |    |    |    |    |    |
   Patriot Bank Corp. for the fiscal year ending
   December 31, 1998.


THE BOARD OF DIRECTORS RECOMMENDS
A VOTE "FOR" EACH OF THE LISTED
PROPOSALS.


                                        -------------------------------
   Please be sure to sign and date       Date
     this Proxy in the box below.
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----------Stockholder sign above--------Co-holder (if any) sign above---

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    Detach above card, sign, date and mail in postage paid envelope provided.


                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

              This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted FOR each of the proposals listed. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

              The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Stockholders and of a Proxy Statement dated March 20, 1998 and of the Annual Report to Stockholders.

              Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

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            PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY
                     IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
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